EXHIBIT 99.1

Aptose Biosciences Announces Results of Annual Meeting of Shareholders

SAN DIEGO and TORONTO, June 02, 2020 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics that target the underlying mechanisms of cancer, today announced the voting results from the Company’s annual meeting of shareholders held today, June 2, 2020, in (the “Meeting”). A total of 73.21% of the issued and outstanding common shares of the Company were represented by shareholders present or represented by proxy at the Meeting.

The Company is pleased to announce that all of the nominees listed in the proxy statement dated April 24, 2020 were elected as Directors.  The results of the vote are detailed below:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Ms. Carol G. Ashe Dr. Denis Burger Ms. Caroline M. Loewy Dr. Erich Platzer Dr. William G. Rice Dr. Mark D. Vincent Mr. Warren Whitehead	31,350,450 27,579,743 31,350,772 31,357,321 31,260,354 31,358,492 31,358,562	99.84 87.83 99.84 99.86 99.56 99.87 99.87	49,262 3,819,969 48,940 42,391 139,358 41,220 41,150	0.16 12.17 0.16 0.14 0.44 0.13 0.13

Aptose shareholders also voted to re-appoint KPMG LLP as the independent registered public accounting firm of the Company.

Please refer to the Company’s management proxy circular available on SEDAR at www.sedar.com or EDGAR https://www.sec.gov/edgar.shtml for more details on the matters covered at the Meeting.  Final voting results on all matters voted on at the Meeting will also be filed on SEDAR and EDGAR.

About Aptose Biosciences

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies; APTO-253, the only clinical stage agent that directly targets the MYC oncogene and suppresses its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory acute myeloid leukemia (AML) or high risk myelodysplastic syndrome (MDS). For further information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc. Greg Chow Executive Vice President, CFO 858-926-2730 gchow@aptose.com	LifeSci Advisors, LLC Dan Ferry, Managing Director 617-535-7746 Daniel@LifeSciAdvisors.com
SMP Communications Susan Pietropaolo 201-923-2049 susan@smpcommunications.com